Exhibit 10.16

LEGGETT & PLATT, INCORPORATED
2005 EXECUTIVE STOCK UNIT PROGRAM
As amended and restated, effective December 31, 2012

TABLE OF CONTENTS
Page

1. NAME AND PURPOSE	1

1.1	Name 1

1.2	Purpose 1

2. DEFINITIONS	1

2.1	Account 1

2.2	Additional Matching Contribution 1

2.3	Beneficiary 1

2.4	Board 1

2.5	Calendar Year 1

2.6	Change in Control 1

2.7	Committee 1

2.8	Common Stock 1

2.9	Company 1

2.10	Company Stock Account 1

2.11	Compensation 1

2.12	Contributions 2

2.13	Disability 2

2.14	Diversified Investment Account 2

2.15	Diversified Investments 2

2.16	Dividend Contribution 2

2.17	Election 2

2.18	Employer 2

2.19	ERISA 2

2.20	Fair Market Value 2

2.21	Investment Election 2

2.22	Key Employee 2

2.23	Management Committee 3

2.24	Matching Contribution 3

2.25	Participant 3

2.26	Participant’s Contribution 3

2.27	Premium Contribution 3

2.28	Section 16 Officers 3

2.29	Section 409A 3

2.30	Separation from Service 3

2.31	Specified Employee 3

2.32	Stock Unit 3

2.33	Unforeseeable Emergency 3

2.34	Year of Service 3

2.35     Year of Vesting Service    3

3. ELIGIBILITY AND PARTICIPATION	4

3.1	Selection of Participants 4

3.2	Continued Eligibility 4

4. CONTRIBUTIONS AND PARTICIPANT ACCOUNTS	4

4.1	Accounts 4

4.2	Participant Contributions 4

4.3	Premium Contributions 4

4.4	Matching Contributions 4

4.5	Additional Matching Contributions 4

4.6	Dividend Contributions 5

4.7	Participant's Election 5

4.8	Participant's Investment Election 5

4.9	Treatment of Performance Compensation for Certain Newly Eligible
Participants    5

4.10	Change in Capitalization 6

4.11	Impact of Deferred Compensation Program 6

5. DISTRIBUTION	6

5.1	Distribution 6

5.2	Form of Distribution 6

5.3	Withholding from Distributions 7

5.4	Forfeiture of Stock Units 7

5.5	Beneficiary 7

5.6	Distribution Upon Unforeseeable Emergency or Change in Control 7

5.7	Change in Form of Distribution 7

6. ADMINISTRATION	7

6.1	Administration 7

6.2	Committee’s Authority 7

6.3	Section 16 Officers 8

6.4	Compliance with Applicable Law 8

7. CLAIMS	8

7.1	Adjudication of Claims 8

7.2	Notice of Denial 8

7.3	Contents of Notice of Denial 8

7.4	Right to Review 9

7.5	Application for Review 9

7.6	Hearing 9

7.7	Decision on Review 9

8. GENERAL PROVISIONS	10

8.1	No Contract 10

8.2	No Assignment 10

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8.3	Unfunded Program 10

8.4	No Trust Created 10

8.5	Binding Effect 10

8.6	Amendments and Termination 11

8.7	Governing Law 11

8.8	Notices. 11

8.9	Committee’s Right 11

iii

LEGGETT & PLATT, INCORPORATED
2005 EXECUTIVE STOCK UNIT PROGRAM
As amended and restated, December 31, 2011

1.    NAME AND PURPOSE
1.1    Name. The name of this Program is the “Leggett & Platt, Incorporated 2005 Executive Stock Unit Program.”
1.2    Purpose. This Program is intended to attract, motivate, retain and reward Key Employees by giving them the opportunity to build retirement savings while sharing in the appreciation in value of the Company’s Common Stock and Diversified Investments. The Program is an unfunded deferred compensation plan for a select group of management and/or highly compensated employees as described in ERISA. The Program is established pursuant to the Leggett & Platt, Incorporated Flexible Stock Plan.
2.    DEFINITIONS
2.1    Account. A separate book account established by the Company or its third party agent to track Stock Units and Diversified Investments for each Participant.
2.2    Additional Matching Contribution. The Company’s additional contribution of amounts to a Participant’s Account made pursuant to Section 4.5.
2.3    Beneficiary. The person or persons designated as the recipient of a deceased Participant’s benefits under the Program.
2.4    Board. The Board of Directors of the Company.
2.5    Calendar Year. Any calendar year beginning on or after January 1, 2005.
2.6    Change in Control. “Change in Control” shall be defined as any event qualifying for a distribution of deferred compensation under Section 409A(a)(2)(A)(v) of the Internal Revenue Code.
2.7    Committee. The Flexible Stock Plan Committee of the Board or, except as to Section 16 Officers, the Management Committee or any person to whom the administrative authority has been delegated by the Committee.
2.8    Common Stock. The Company’s $.01 par value common stock.
2.9    Company. Leggett & Platt, Incorporated.
2.10     Company Stock Account. That portion of a Participant’s Account denominated in Stock Units.
2.11    Compensation. Salary, bonuses, and all other forms of cash compensation, to the extent designated by the Committee, for services performed for, and earned and vested in, a Calendar Year. For purposes of determining the amount of Compensation that a Participant is eligible to defer, Compensation will also include remuneration which would have been received in cash but for the Participant’s election to defer such remuneration in accordance with any deferred compensation program of the Company; provided that no such Compensation that is deferred under another plan will actually be deferred under this Program. Any amounts considered as Compensation by virtue of the preceding sentence will be counted as

Compensation only once and will not be counted as Compensation in a future Calendar Year, even if the benefits derived from such compensation are includible in the Participant’s taxable income in a subsequent year. Compensation will not include any bonus earned and vested in a Calendar Year, but to be paid in a subsequent Calendar Year, if the Participant is not eligible to participate in this Program during such subsequent Calendar Year.
2.12    Contributions. The amounts contributed to a Participant’s Account, which include Participant Contributions, Premium Contributions, Matching Contributions, Additional Matching Contributions and Dividend Contributions.
2.13    Disability. A Participant is considered disabled if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.
2.14    Diversified Investment Account. That portion of a Participant’s Account denominated in Diversified Investments.
2.15    Diversified Investments. Various investments (including mutual funds, bonds, etc.) offered under the Program, intended to mirror the investment alternatives offered in the Company’s 401(k) Plan. The Diversified Investments are subject to change, as determined by the Company’s Investment Committee. If the Investment Committee replaces an underperforming fund with another similar investment, all the balances in the underperforming fund will be transferred to the new investment. If an investment category is deleted, the Investment Committee will determine to which investment option the assets should be mapped.
2.16    Dividend Contribution. The Company’s contribution of dividend amounts to a Participant’s Company Stock Account made pursuant to Section 4.6.
2.17    Election. A Participant’s election to contribute Compensation, which sets forth the percentage of Compensation to be contributed, the method of distribution of Stock Units and such other items as the Committee may require.
2.18    Employer. The Company or any directly or indirectly majority-owned subsidiary, partnership or limited liability company of the Company.
2.19    ERISA. The Employee Retirement Income Security Act of 1974, as amended.
2.20    Fair Market Value. The closing price of Common Stock on a given date as reported on the New York Stock Exchange composite tape or, in the absence of sales on a given date, the closing price (as so reported) on the New York Stock Exchange on the following day on which a sale occurred.
2.21    Investment Election. The Participant’s election to direct Participant Contributions and Premium Contributions into the Diversified Investments offered under the Program.
2.22    Key Employee. A management and/or highly compensated employee of the Employer.

2.23    Management Committee. A committee selected by the Board that is authorized to act on behalf of the Committee under the Program, except with respect to Section 16 Officers.
2.24    Matching Contribution. The Company’s contribution of amounts to a Participant’s Company Stock Account equal to 50% of a Participant’s Contribution made pursuant to Section 4.4.
2.25    Participant. A Key Employee selected to participate in the Program who has delivered a signed Election to the Company.
2.26    Participant’s Contribution. The Participant’s contribution of Compensation which is used to acquire Diversified Investments pursuant to Section 4.2.
2.27    Premium Contribution. The Company’s contribution equal to 17.65% of the Participant Contribution used to acquire Diversified Investments pursuant to Section 4.3.
2.28    Section 16 Officers. All officers of the Company subject to the requirements of Section 16 of the Securities Exchange Act of 1934.
2.29    Section 409A. Section 409A of the Internal Revenue Code, including all regulations and other guidance of general applicability issued thereunder.
2.30    Separation from Service. A termination of employment or other event as defined under Section 409A. Generally, a Separation of Service is deemed to have occurred when a Participant’s services have been reduced to a rate that is expected to be 20% or less of the average rate of services performed by the Participant in the 36 months preceding the reduction.
2.31    Specified Employee.    Any Participant meeting the definition of “specified employee” under Section 409A(a)(2)(B)(i).
2.32    Stock Unit. A unit of account deemed to equal a single share (or fractional share) of the Company’s Common Stock.
2.33    Unforeseeable Emergency. A severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
2.34    Year of Service. Any calendar year in which the Participant completes 1,000 hours of service. An hour of service means any hour for which the Employer pays the Participant, including hours paid for vacation, holiday or disability. If the Participant was employed by a company or division acquired by the Company, the Participant’s service will include hours of service with the acquired company for purposes of eligibility. However, for purposes of determining Years of Vesting Service under Section 5.4, the Participant’s service will begin on the acquisition date.
2.35    Year of Vesting Service. Any Year of Service except any year when the Participant is or was eligible to make contributions to this Program or the Stock Bonus Plan but declined to make such contributions.

3.    ELIGIBILITY AND PARTICIPATION
3.1    Selection of Participants. The Committee will select the Key Employees eligible to become Participants. Unless waived by the Committee, a Key Employee must have at least one Year of Service to be eligible to participate in the Program.
3.2    Continued Eligibility. The Committee may revoke a Participant’s right to participate if he no longer meets the Program’s eligibility requirements or for any other reason. If a Participant’s employment is terminated for any reason, his right to participate in the Program will cease. Except as provided in Section 5.4, such termination will not affect Stock Units and Diversified Investments already credited to his Account.
4.    CONTRIBUTIONS AND PARTICIPANT ACCOUNTS
4.1    Accounts. An Account will be established for each Participant to track the Participant’s Stock Units and Diversified Investments. An Account is a bookkeeping device only, established for the purpose of crediting and tracking notional investments made by the Participant in the Stock Units and Diversified Investments. Each Account will track Company Stock and Diversified Investments separately.
4.2    Participant Contributions. Each Participant may elect to contribute to the Program a percentage of his Compensation above a certain threshold. For 2013, the threshold is $27,538 which amount may be increased for years after 2013. The Committee will determine the maximum Participant Contribution percentage. Participant’s Contributions will be made by payroll deduction on a bi-weekly basis or as Compensation otherwise would have been paid, unless the Committee determines otherwise.
All Participant Contributions will be directed into the Diversified Investments elected by the Participant and held in the Participant’s Diversified Account. If a Participant has not elected Diversified Investments, Participant Contributions will be directed into the default Diversified Investment established by the Company’s Investment Committee until the Participant elects other Diversified Investments.
4.3     Premium Contributions. The Company will make a Premium Contribution equal to 17.65% of the Participant’s Contribution (equivalent to the 15% discount purchase of Stock Units acquired in the Company Stock Account). Premium Contributions will be made at the same time as the Participant’s Contributions and will be directed into the Diversified Investments elected by the Participant, or in the absence of an Investment Election, into the default Diversified Investment established by the Committee.
4.4    Matching Contributions. The Company will make a Matching Contribution to the Participant’s Company Stock Account equal to 50% of the Participant’s Contribution. Matching Contributions will be made at the same time as the Participant’s Contributions and will acquire Stock Units at a price equal to 85% of the Fair Market Value of a share of Common Stock on the date such Contributions are made.
4.5    Additional Matching Contributions. The Company will make an Additional Matching Contribution to the Participant’s Company Stock Account equal to a percentage of the Participant’s Contribution for the applicable Calendar Year if the Company’s return on capital employed (“ROCE”) for the Calendar Year meets the threshold level established for corporate payouts under the Key Officers Incentive Plan (the “Incentive Plan”). ROCE will be calculated in the same manner as it is calculated under the Incentive Plan for a given year. The Additional

Matching Contribution will begin at 25% of the Participant’s Contribution for the applicable Calendar Year for ROCE achievement at the threshold level and increase ratably to a maximum 50% of the Participant’s Contribution for ROCE achievement at the target level, with such threshold and target levels to be determined by the Compensation Committee. Such Contribution will be credited to the Company Stock Account of each Participant who was employed as of the last business day of the Calendar Year, plus each Participant whose employment terminated prior to such date (a) due to Disability or death, or (b) after the Participant has attained 55 years of age and has at least 5 Years of Vesting Service. Additional Matching Contributions, if any, will be credited to the Participant’s Company Stock Account by March 15th following the applicable Calendar Year.
4.6    Dividend Contributions. On the date a cash dividend is paid on Common Stock, the Company will make a Dividend Contribution to the Participant’s Company Stock Account equal to the per share cash dividend on the number of Stock Units credited to the Participant’s Company Stock Account on the dividend record date.
4.7    Participant’s Election. A Participant’s Election (including contribution percentage and form of distribution) will be made in a form approved by the Committee. The Election must be made on or before December 31 for Compensation for services performed and to be earned and vested in the following Calendar Year, except that newly eligible Participants may, within 30 days of first becoming eligible for participation, make an Election for Compensation for services performed and earned subsequent to the date of Election.
On or before December 31 of each year following the Participant’s initial Election, the Participant may change his contribution percentage for the next Calendar Year or may terminate his Election for the next Calendar Year. If no change or termination is received by December 31, the Participant’s Election will irrevocably carry forward for the next Calendar Year. The Participant may not change the form of distribution selected in the initial Election, except as provided in Section 5.7.
The Committee may provide for Elections at any other times with respect to all or any part of Compensation or Contributions to the extent that such Elections are consistent with the requirements of Section 409A.
4.8    Participant’s Investment Election. Participants may choose the percentage of their Participant Contributions they wish to direct into each Diversified Investment. Participants will make their Investment Elections online via secure Account access provided by the Company’s third party record keeper. Participants may change their Investment Elections as to future Participant Contributions or the portion of existing Accounts consisting of Diversified Investments at any time subject to normal administrative procedures, unless otherwise determined by the Committee. Each Participant will be solely responsible for the selection of his or her investment choices.
4.9    Treatment of Performance Compensation for Certain Newly Eligible Participants. A Participant may become newly eligible for the Program due to a Compensation increase, whereas he was previously eligible for a qualified Company benefit (e.g. the Stock Bonus Plan). A Participant may not defer performance compensation (e.g. an annual bonus) payable in his first year of eligibility if any portion of it was for services performed, or if it was earned and vested, prior to his becoming eligible to participate in the Program. In such a case, the Company will make the Matching Contribution and any Additional Matching Contribution

as though the Participant’s Contribution had been made with respect to performance compensation received in the first year of eligibility.
4.10    Change in Capitalization. In the event of a stock dividend, stock split, merger, consolidation or other recapitalization of the Company affecting the number of outstanding shares of Common Stock, the number of Stock Units credited to a Participant’s Account will be appropriately adjusted.
4.11    Impact of Deferred Compensation Program. Some Participants defer 100% of their Compensation under the Company’s Deferred Compensation Program. Since the Compensation remaining after such a deferral is not sufficient to allow the Participant to make the full Participant’s Contribution, the Company will make the Matching Contribution and any Additional Matching Contribution as though the full Participant’s Contribution had been made.
5.    DISTRIBUTION
5.1    Distribution. Except in the case of Specified Employees, distribution of a Participant’s Account will be made within 90 days after Separation from Service, Disability or death. Distribution of a Specified Employee’s Account will be made six months after Separation from Service (other than by Disability or death) in order to conform to Section 409A.
Distribution of a Participant’s Account will be based on the number of shares or units and market value of the investments held in the Account upon Separation of Service. A Participant’s Diversified Investment Account will be settled in cash, and the Company Stock Account will be settled in shares of the Company’s Common Stock. Prior to distribution, the Stock Units held in the Participant’s Company Stock Account will be converted to whole shares of Common Stock, with any fractional share rounded to the nearest whole share.
If Stock Units are credited to the Participant’s Company Stock Account after a distribution has been made (e.g., as a result of Dividend Contributions or Additional Matching Contributions), a subsequent distribution of those Stock Units will be made within 60 days of the date the Stock Units are credited to the Participant’s Company Stock Account, which distribution in the case of the Additional Matching Contribution will occur in the Calendar Year following the Calendar Year of Separation from Service.
Although the Company intends to settle Participants’ Accounts in shares of the Company’s Common Stock, notwithstanding any other provision of the Program, the Company reserves the right to pay Stock Units in cash in lieu of shares of Common Stock. If settled in cash, the amount of the distribution will be equal to the Fair Market Value of the number of shares of Common Stock that would otherwise be issued. Fair Market Value shall be determined at the date the shares would otherwise have been issued.
5.2    Form of Distribution. Participants may elect to receive distributions of their Accounts in (a) a lump sum amount, or (b) annual installments for up to 15 years. Annual installment distributions will be made by January 31st of each Calendar Year following the Calendar Year of the initial distribution. Each annual distribution will be equal to the balance of the Account divided by the number of payments remaining.
If a Participant does not elect a form of distribution in his initial Election or if a Participant’s Account value does not exceed $50,000 upon Separation from Service, the distribution will be made in a lump sum.

5.3    Withholding from Distributions. The Company will withhold from distributions any amount required to pay applicable taxes (at the Company’s required withholding rate). The tax withholding for distributions from the Participant’s Company Stock Account will be made in shares of Common Stock. Alternatively, the Participant may pay such taxes in cash if he makes suitable arrangements with the Company before the distribution date. The Company may, at any time, require a Participant to settle the tax liability in cash.
5.4    Forfeiture of Stock Units. Notwithstanding the above, if a Participant who has less than 5 Years of Vesting Service has a Separation from Service, the Participant will forfeit any Stock Units acquired by Company Matching Contributions, Additional Matching Contributions or Dividend Contributions (unless the Committee determines otherwise). However, such Stock Units will not be forfeited if the Participant has a Separation from Service due to death or Disability.
5.5    Beneficiary. If a Participant dies before he has received all distributions due under the Program, the remaining distributions will be made to his Beneficiary. Each Participant may designate a Beneficiary and change his Beneficiary from time to time. Beneficiary designations are made and tracked through the company’s record keeper. If a Participant has no living designated Beneficiary, then his Beneficiary will be his personal representative.
5.6    Distribution Upon Unforeseeable Emergency or Change in Control. In the event of an Unforeseeable Emergency, the Committee may authorize an immediate distribution to the Participant as permitted under Section 409A. In addition, the Committee may terminate and liquidate the Program within 30 days preceding or 12 months after a Change in Control and direct all payments to be made within 12 months of its action to the extent permitted under Section 409A.
5.7    Change in Form of Distribution. A Participant may extend the payout period of an installment election or change the form of distribution, not to exceed the maximum payout period of 15 years or such other period determined by the Committee. For purposes of the foregoing, each payment in an installment distribution will be deemed a separate payment and each payout date in an installment distribution election will be treated as a separate election. The election change must be made not less than 12 months prior to Separation from Service and must extend the first distribution payment by at least 5 years, consistent with the requirements of Section 409A.
6.    ADMINISTRATION
6.1    Administration. Except to the extent the Committee otherwise designates pursuant to Section 6.2(f), the Committee will control and manage the operation and administration of the Program.
6.2    Committee’s Authority. The Committee will have such authority and discretion as may be necessary to discharge its responsibilities under the Program, including the authority and discretion to: (a) interpret the provisions of the Program; (b) adopt rules of procedure consistent with the Program; (c) determine questions relating to benefits and rights under the Program; (d) maintain records concerning the Program; (e) determine the content and form of the Participant’s Election and all other documents required to carry out the Program; and (f) designate any Company employee or committee, including the Management Committee, to carry out any of the Committee’s duties, including authority to manage the operation and administration of the Program.

6.3    Section 16 Officers. Notwithstanding the foregoing, the Committee may not delegate its authority with respect to Section 16 Officers.
6.4    Compliance with Applicable Law. Notwithstanding anything contained in the Program or in any document issued under the Program, it is intended that the Program will at all times meet the requirements of Section 409A and any regulations or other guidance issued thereunder, and that the provisions of the Program will be interpreted to meet such requirements.
7.    CLAIMS
7.1    Adjudication of Claims. The Committee and the Company’s Secretary will make all determinations regarding benefits under the Program in accordance with ERISA.
7.2    Notice of Denial. If a Participant (or other person entitled to file a claim for benefits under ERISA) (a “claimant”) is denied a claim for benefits under the Program, the Committee shall provide to the claimant written notice of the denial within ninety (90) days (forty-five (45) days with respect to a denial of any claim for benefits due to the Participant’s Disability) after the Committee receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day or 45-day period, as applicable. In no event shall the extension exceed a period of ninety (90) days (thirty (30) days with respect to a claim for benefits due to the Participant’s Disability) from the end of such initial period. With respect to a claim for benefits due to the Participant’s Disability, an additional extension of up to thirty (30) days beyond the initial 30-day extension period may be required for processing the claim. In such event, written notice of the extension shall be furnished to the claimant within the initial 30-day extension period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Committee expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.
7.3    Contents of Notice of Denial. If a claimant is denied a claim for benefits under the Program, the Committee shall provide to such claimant written notice of the denial which shall set forth: (a) the specific reasons for the denial; (b) specific references to the pertinent provisions of the Program on which the denial is based; (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (d) an explanation of the Program’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; (e) in the case of a claim for benefits due to a Participant’s Disability, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request; and (f) in the case of a claim for benefits due to a Participant’s Disability, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of the Program to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request.

7.4    Right to Review. After receiving written notice of the denial of a claim, a claimant or his representative shall be entitled to: (a) request a full and fair review of the denial of the claim by written application to the Committee (or Appeals Fiduciary in the case of a claim for benefits payable due to a Participant’s Disability); (b) request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; (c) submit written comments, documents, records, and other information relating to the denied claim to the Committee or Appeals Fiduciary, as applicable; and (d) a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
7.5    Application for Review.
(a)    If a claimant wishes a review of the decision denying his claim to benefits under the Program, other than a claim described in Subsection (b) of this Section, he must submit the written application to the Committee within sixty (60) days after receiving written notice of the denial.
(b)    If the claimant wishes a review of the decision denying his claim to benefits under the Program due to a Participant’s Disability, he must submit the written application to the Appeals Fiduciary within one hundred eighty (180) days after receiving written notice of the denial. With respect to any such claim, in deciding an appeal of any denial based in whole or in part on a medical judgment, the Appeals Fiduciary shall: (i) consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment; and (ii) identify the medical and vocational experts whose advice was obtained on behalf of the Program in connection with the denial without regard to whether the advice was relied upon in making the determination to deny the claim. Notwithstanding the foregoing, the health care professional consulted pursuant to this Subsection (b) shall be an individual who was not consulted with respect to the initial denial of the claim that is the subject of the appeal or a subordinate of such individual.
7.6    Hearing. Upon receiving a written application for review, the Committee or Appeals Fiduciary, as applicable, may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Committee or Appeals Fiduciary received such written application for review. At least ten (10) days prior to the scheduled hearing, the claimant and his representative designated in writing by him, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his representative, if any, may request that the hearing be rescheduled, for his convenience, on another reasonable date or at another reasonable time or place. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.
7.7    Decision on Review. No later than sixty (60) days (forty-five (45) days with respect to a claim for benefits due to the Participant’s Disability) following the receipt of the written application for review, the Committee or the Appeals Fiduciary, as applicable, shall submit its decision on the review in writing to the claimant involved and to his representative, if any, unless the Committee or Appeals Fiduciary determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days (ninety (90) days with respect to a claim for benefits due to the Participant’s Disability) after the date of receipt of the written application for review. If the Committee or

Appeals Fiduciary determines that the extension of time is required, the Committee or Appeals Fiduciary shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day (forty-five (45) days with respect to a claim for benefits due to the Participant’s Disability) period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee or Appeals Fiduciary expects to render its decision on review. In the case of a decision adverse to the claimant, the Committee or Appeals Fiduciary shall provide to the claimant written notice of the denial which shall include: (a) the specific reasons for the decision; (b) specific references to the pertinent provisions of the Program on which the decision is based; (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; (d) a statement describing any available voluntary appeal procedures (if any) and of the claimant’s right to obtain information about such procedures as required by ERISA and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review; (e) in the case of a claim for benefits due to the Participant’s Disability, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request; (f) in the case of a claim for benefits due to a Participant’s Disability, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of the Program to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request; and (g) in the case of a claim for benefits due to a Participant’s Disability, a statement regarding the availability of other voluntary alternative dispute resolution options.
8.    GENERAL PROVISIONS
8.1    No Contract. Nothing contained in the Program will restrict the right of the Employer to discharge a Participant or the right of a Participant to resign from employment. The Program should not be construed as an employment contract.
8.2    No Assignment. No Participant or Beneficiary may transfer, assign or otherwise encumber any benefits payable by the Company under the Program. Such benefits may not be seized by any creditor of Participant or Beneficiary or transferred by operation of law in the event of bankruptcy, insolvency or death. Any attempted assignment or transfer will be void.
8.3    Unfunded Program. No person will have any interest in the Company’s assets by virtue of the Program. No Participant or Beneficiary will have any of the rights of a shareholder with respect to Stock Units.
8.4    No Trust Created. The Program and any action taken pursuant to the Program should not be construed as creating a trust or other fiduciary relationship between the Company, the Participant, his Beneficiary or any other person.
8.5    Binding Effect. The Program will be binding upon and inure to the benefit of the Company, its successors and assigns, and each Participant, his heirs, personal representatives, and Beneficiaries.

8.6    Amendments and Termination. The Company will have the right to amend or terminate the Program at any time. However, no such amendment or termination will deprive any Participant of the right to distribution of Stock Units previously credited to his Account. The Committee may require that distributions commence following termination and all distributions following termination be made in a lump sum to the extent permitted under Section 409A. Timing of distributions following termination will be made consistent with the requirements of Section 409A.
8.7    Governing Law. To the extent not preempted by ERISA, this Program will be governed by Missouri law.
8.8    Notices. Any notice or claim given under the Program will be in writing and signed by the party giving the same. If such notice or claim is mailed, it will be sent by United States first class mail, postage prepaid, addressed to the recipient’s last known address as shown on the Company’s records. The date of such mailing will be deemed the date of notice.
8.9    Committee’s Right. To the extent permitted by Section 409A, the Committee retains the right to delay a Participant distribution if the payment of such distribution would violate securities laws, eliminate or reduce the Company’s tax deduction by application of Section 162(m) of the Internal Revenue Code, violate loan covenants or other contractual terms to which the Company is a party, or otherwise result in material harm to the Company.